As filed with the Securities and Exchange Commission on June 7, 2017
Registration No.  333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

QUANTUM CORPORATION
(Exact name of issuer as specified in its charter)

DELAWARE	94-2665054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
224 Airport Parkway, Suite 550 San Jose, California 95110
(Address of principal executive offices)

Quantum Corporation 2012 Long-Term Incentive Plan Quantum Corporation Employee Stock Purchase Plan (Full title of the plan(s))

Shawn D. Hall Sr. Vice President, General Counsel and Secretary Quantum Corporation 224 Airport Parkway, Suite 550 San Jose, California 95110
(Name and address of agent for service)
(408) 944-4000
(Telephone number, including area code, of agent for service)

Copy to:
Steven E. Bochner, Esq. WILSON SONSINI GOODRICH & ROSATI Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Accelerated filer ☑ Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, par value $0.01 per share, issuable under the Quantum Corporation 2012 Long-Term Incentive Plan	1,093,750 shares (2)	$8.34	$9,121,875	$1,057
Common Stock, par value $0.01 per share, issuable under the Quantum Corporation Employee Stock Purchase Plan	812,500 shares (3)	$8.34	$6,776,250	$786
Total:	1,906,250 shares	$8.34	$15,898,125	$1,843

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable pursuant to the Quantum Corporation 2012 Long-Term Incentive Plan or the Quantum Corporation Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Represents additional shares of Common Stock that have become available for issuance under an amendment to the Quantum Corporation 2012 Long-Term Incentive Plan, approved by the Registrant’s stockholders on August 31, 2015. Share numbers reflect the 1-for-8 reverse stock split of the Company’s common stock effective as of April 18, 2017.

(3)
Represents additional shares of Common Stock that have become available for issuance under an amendment to the Quantum Corporation Employee Stock Purchase Plan, approved by the Registrant’s stockholders on March 31, 2017. Share numbers reflect the 1-for-8 reverse stock split of the Company’s common stock effective as of April 18, 2017.

(4)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of $8.34 per share, the average of the high and low prices per share of the Registrant’s Common Stock on May 31, 2017, as reported on the New York Stock Exchange.

QUANTUM CORPORATION
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 3.    Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement of Quantum Corporation (referred to herein as the “Registrant”): (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 31, 2017; (b) all other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in clause (a) above (other than the portions of those documents not deemed to be filed); and (c) the description of the Registrant's QTM Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on July 21, 1999 pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold (other than the portions of these documents not deemed to be filed), shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4.    Description of Securities.
Inapplicable.
ITEM 5.    Interests of Named Experts and Counsel.
Inapplicable.
ITEM 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of the Registrant’s directors to the Registrant or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The Registrant's Bylaws, as amended, provide for the indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Registrant has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

ITEM 7.    Exemption from Registration Claimed.
Inapplicable.
ITEM 8.    Exhibits.

Exhibit Number	Description
4.1
Quantum Corporation 2012 Long-Term Incentive Plan (August 31, 2015 Amendment and Restatement), which appears as Exhibit 10.1 to the Company’s Form 8-K, filed with the Commission on August 31, 2015, which exhibit is incorporated herein by reference.

4.2
Quantum Corporation Employee Stock Purchase Plan (as Amended and Restated March 31, 2017), which appears as Exhibit 10.1 to the Company’s Form 8-K, filed with the Commission on April 3, 2017, which exhibit is incorporated herein by reference.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

ITEM 9.    Undertakings.

A.    The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 7th day of June, 2017.

QUANTUM CORPORATION

By:	/s/ SHAWN D. HALL
Shawn D. Hall
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jon W. Gacek and Shawn D. Hall, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL R. AUVIL, III	Chairman of the Board	June 5, 2017
Paul R. Auvil, III

/s/ JON W. GACEK	President and Chief Executive Officer	June 5, 2017
Jon W. Gacek	(Principal Executive Officer)

/s/ FUAD AHMAD	Chief Financial Officer	June 5, 2017
Fuad Ahmad	(Principal Financial and Chief Accounting Officer)

/s/ ALEX PINCHEV	Director	June 5, 2017
Alex Pinchev

/s/ GREGG J. POWERS	Director	June 5, 2017
Gregg J. Powers

/s/ CLIFFORD PRESS	Director	June 5, 2017
Clifford Press

/s/ RAGHAVENDRA RAU	Director	June 5, 2017
Raghavendra Rau

/s/ MARC E. ROTHMAN	Director	June 5, 2017
Marc E. Rothman

/s/ ADALIO SANCHEZ	Director	June 5, 2017
Adalio Sanchez

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
Quantum Corporation 2012 Long-Term Incentive Plan (August 31, 2015 Amendment and Restatement), which appears as Exhibit 10.1 to the Company’s Form 8-K, filed with the Commission on August 31, 2015, which exhibit is incorporated herein by reference.

4.2
Quantum Corporation Employee Stock Purchase Plan (as Amended and Restated March 31, 2017), which appears as Exhibit 10.1 to the Company’s Form 8-K, filed with the Commission on April 3, 2017, which exhibit is incorporated herein by reference.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (see page 5)